Exhibit 99.2

NEWS	FOR IMMEDIATE RELEASE

FIRST AMERICAN FINANCIAL CORPORATION APPOINTS

MARK C. OMAN TO BOARD OF DIRECTORS

SANTA ANA, Calif., March 27, 2013 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance and settlement services for real estate transactions, announced today that Mark C. Oman has been appointed to the company’s board of directors.

Oman retired from Wells Fargo & Company in 2011, after serving that firm for more than 30 years. He held a variety of management positions at Wells Fargo, most recently senior executive vice president and head of Wells Fargo’s Home and Consumer Finance Group. During his tenure, Wells Fargo grew to be the largest originator of home mortgages in the United States and the second largest mortgage servicer.

“Our ability to execute on our strategy to grow our core businesses and improve our customers’ experience has been greatly enhanced by the addition of Mark to our board,” said Parker S. Kennedy, chairman of First American Financial Corporation. “Mark brings skills that are critical in our competitive and changing environment: a deep insight into the needs of our customers, extensive experience in the mortgage industry and a demonstrated history of leadership.”

Oman serves on the boards of the University of Northern Iowa Foundation and the Greater Des Moines Community Foundation. He is a member of the Iowa Business Hall of Fame and serves on various other professional and community boards, panels and committees. Oman holds a bachelor’s degree from the University of Northern Iowa, Cedar Falls.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance and settlement services to the real estate and mortgage industries, that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust, and investment advisory services. With revenues of approximately $4.5 billion in 2012, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

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Media Contact: Carrie Loranger Corporate Communications First American Financial Corporation (714) 250-3298	Investor Contact: Craig Barberio Investor Relations First American Financial Corporation (714) 250-5214